UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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NANOSTRING TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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NANOSTRING TECHNOLOGIES, INC.

530 Fairview Avenue N

Seattle, WA 98109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:30 p.m. Pacific Daylight Time on Friday, July 15, 2016

TO THE HOLDERS OF COMMON STOCK

OF NANOSTRING TECHNOLOGIES, INC.:

The Annual Meeting of Stockholders of NanoString Technologies, Inc., a Delaware corporation, will be held on Friday, July 15, 2016, at 1:30 p.m. Pacific Daylight Time, at Willows Lodge, 14580 NE 145th Street, Woodinville, WA 98072, for the following purposes as more fully described in the accompanying Proxy Statement:

1. To elect as Class III directors the two nominees named in this proxy statement to serve until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of NanoString Technologies, Inc. has fixed the close of business on May 18, 2016 as the record date for the meeting. Only stockholders of record of our common stock on May 18, 2016 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about May 27, 2016 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2015 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of NanoString Technologies, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

R. Bradley Gray

President and Chief Executive Officer

Seattle, Washington

May 27, 2016

NANOSTRING TECHNOLOGIES, INC.

530 Fairview Avenue N

Seattle, WA 98109

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

to be held on Friday, July 15, 2016 at 1:30 p.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on July 15, 2016 and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at Willows Lodge, located at 14580 NE 145th Street, Woodinville, WA 98072, on July 15, 2016 at 1:30 p.m. Pacific Daylight Time. On or about May 27, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election, as Class III directors, of the two nominees named in this proxy statement to hold office until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the two nominees named in this proxy statement for election as Class III directors; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Who is entitled to vote?

Holders of our common stock as of the close of business on May 18, 2016, the record date, may vote at the Annual Meeting. As of the record date, we had 19,817,438 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to

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you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time, on July 14, 2016 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call), until 11:59 p.m. Eastern time, on July 14, 2016;

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of NanoString Technologies, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about May 27, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

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What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•	Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter — the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Absent direction from you, your broker will not have discretion to vote on the election of directors.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within NanoString Technologies, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

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I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that NanoString Technologies, Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

NanoString Technologies, Inc.

Attention: Investor Relations

530 Fairview Avenue N

Seattle, WA 98109

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than January 27, 2017. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

NanoString Technologies, Inc.

Attention: Corporate Secretary

530 Fairview Avenue N

Seattle, WA 98109

(206) 378-6266

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than March 13, 2017; and

•	not later than the close of business on April 12, 2017.

In the event that we hold our 2017 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2016 annual meeting, then notice of a stockholder proposal that

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is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of NanoString Technologies, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “— Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Attending the Annual Meeting

Our annual meeting will be held on Friday, July 15, 2016, at 1:30 p.m. Pacific Daylight Time, at Willows Lodge, 14580 NE 145th Street, Woodinville, WA 98072. Directions to Willows Lodge are as follows:

From the North: Follow I-405 South. Take exit 23A — Woodinville/Monroe/WA 522 exit. Stay to the right and take the WA202/Woodinville/Redmond exit. Turn right off the ramp onto 131st Street. Turn right on 175th Street. At the first set of traffic lights, turn left onto Woodinville-Redmond Rd NE. Follow the road for approximately 2 miles past Chateau Ste. Michelle and Columbia Wineries. Willows Lodge is on the left just past Redhook Brewery.

From the South: Follow I-405 North. Take exit 20B — NE 124th St, and turn right onto NE 124th St. Follow NE 124th St for approximately  3⁄4 mile to 132nd Ave NE and turn left at light. Follow 132nd Ave NE for 1.3 miles to stop sign at NE 143rd Place. Turn right and proceed downhill and over railroad tracks. At bottom of the hill, stay to the right. At the stop sign, continue onto NE 145th St. Willows Lodge is on the left just past Redhook Brewery.

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All stockholders should be prepared to present photo identification for admission to the annual meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” you will be asked to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the annual meeting.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. Five of our directors are “independent” under the NASDAQ Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of May 18, 2016.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nicholas Galakatos, Ph.D.(2)(3)	III	58	Director	2009	2016	2019
William D. Young(1)(3)	III	71	Director	2010	2016	2019

Continuing Directors
R. Bradley Gray	I	39	Director, President and Chief Executive Officer	2010	2017	—
Robert M. Hershberg, M.D., Ph.D.(3)	I	53	Director	2015	2017	—
Gregory Norden(1)(2)	II	58	Director	2012	2018	—
Charles P. Waite(1)(2)(3)	II	61	Director	2004	2018	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

Nicholas Galakatos, Ph.D. has served as a member of the board of directors, as the chairman of the compensation committee and as a member of the nominating and corporate governance committee since June 2009. Dr. Galakatos is a Managing Director of Clarus Ventures, a health care and life sciences venture capital firm, which he co-founded in 2005. Dr. Galakatos has been a venture capital investor since 1992, initially at Venrock Associates from 1992 to 1997 and then at MPM Capital since 2000 where he was General Partner of the Bioventures II and Bioventures III funds. From 1997 to 2000, he was Vice President, New Business, and a member of the Management Team at Millennium Pharmaceuticals, a biopharmaceutical company acquired by Takeda Pharmaceutical in May 2008. He was a founder of Millennium Predictive Medicine and TransForm Pharmaceuticals, where he also was the Chairman and founding Chief Executive Officer. Dr. Galakatos is a Director of Catabasis Pharmaceuticals, Inc. and Ophthotech Corporation, and has been the Lead Director at Affymax Inc., and a Director of Portola Pharmaceuticals, Inc., and Aveo Pharmaceuticals, Inc. Dr. Galakatos received a B.A. degree in Chemistry from Reed College, a Ph.D. degree in Organic Chemistry from the Massachusetts Institute of Technology, and performed postdoctoral studies in molecular biology at Harvard Medical School. We believe that Dr. Galakatos is qualified to serve as a director of NanoString because of his operating experience in the biopharmaceutical industry and his extensive experience as a venture capital investor and a director of several public companies. Dr. Galakatos’s investment focus on life sciences companies also provides substantial expertise in our industry.

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William D. Young has served as the chairman of the board of directors since January 2010 and as a member of the audit committee since November 2011 and nominating and corporate governance committee since September 2013. Mr. Young is a Venture Partner at Clarus Ventures, a health care and life sciences venture capital firm, which he joined in March 2010. Prior to joining Clarus Ventures, Mr. Young served from 1999 until June 2009 as Chairman of the board of directors and Chief Executive Officer of Monogram Biosciences, a biotechnology company acquired by Laboratory Corporation of America in June 2009. From 1980 to 1999 Mr. Young was employed at Genentech, a biotechnology company acquired by Roche in March 2009, most recently as Chief Operating Officer from 1997 to 1999, where he was responsible for all Product Development, Manufacturing and Commercial functions. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and became Vice President in 1983. Prior to joining Genentech, Mr. Young worked at Eli Lilly & Co. for 14 years and held various positions in production and process engineering, antibiotic process development and production management. Mr. Young is retired Chairman of the board of directors of Biogen and a member of the boards of directors of Theravance Biopharma and Vertex Pharmaceuticals. Mr. Young received his M.B.A. from Indiana University and his B.S. in chemical engineering from Purdue University, and an honorary doctorate of engineering from Purdue University. Mr. Young was elected to The National Academy of Engineering in 1993 for his contributions to biotechnology. We believe that Mr. Young’s demonstrated leadership in his field, his understanding of the industry and his senior management experience in several companies in our industry qualify him to serve as the chairman of the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

R. Bradley Gray has served as a member of the board of directors and as President and Chief Executive Officer since June 2010. Prior to joining our company, Mr. Gray held various positions at Genzyme, a biotechnology company acquired by Sanofi in 2011. He served as Vice President of Product & Business Development for Genzyme Genetics, the diagnostic services division of Genzyme, from June 2008 to May 2010, leading the development of molecular diagnostics and partnering activities. From September 2006 to June 2008, he served as Vice President of Business & Strategic Development for Genzyme Genetics, leading growth efforts through partnerships and licensing. Mr. Gray joined Genzyme in October 2004 as Director of Corporate Development, supporting business development and leading Genzyme Ventures, the corporate venture capital fund of Genzyme. Prior to joining Genzyme, Mr. Gray was a management consultant in the healthcare practice of McKinsey & Company, a global management consulting firm, from September 2000 to October 2004, where he worked with senior healthcare executives in the United States and Europe on a broad range of issues including pharmaceutical and diagnostic product strategy, post-merger integration, organization design, and operational turnarounds. Mr. Gray received a B.A. in Economics and Management from Oxford University, where he studied as a British Marshall Scholar, and an S.B. in Chemical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Gray possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as Chief Executive Officer and his knowledge of molecular diagnostic development and commercialization.

Robert M. Hershberg, M.D., Ph.D. has served as a member of the board of directors and as a member of a nominating and corporate governance committee since March 2015. Since January 2016, Dr. Hershberg has served as Chief Scientific Officer at Celgene, a publicly-traded biopharmaceutical company, where he is responsible for overseeing Celgene’s scientific platforms, discovery capabilities and early clinical development. From July 2014 to January 2016, Dr. Hershberg served as Senior Vice-President of Immuno-Oncology at Celgene, where he led the company’s research and early development efforts across its immuno-oncology portfolio. Dr. Hershberg is also the President and Chief Executive Officer of VentiRx Pharmaceuticals, a clinical stage biopharmaceutical company, which he co-founded in 2006. Prior to co-founding VentiRx, Dr. Hershberg served as Senior Vice President and Chief Medical Officer at Dendreon Corporation, a biotechnology company, where he led the clinical, regulatory and biometrics groups, focusing on the development of Provenge® in metastatic prostate cancer. From 2001 to 2003, Dr. Hershberg was the Vice President of Medical Genetics at Corixa, a pharmaceutical company (acquired by GlaxoSmithKline in 2005). Earlier in his career, Dr. Hershberg served as an Assistant Professor at Harvard Medical School and an Associate Physician at the Brigham and Women’s Hospital in Boston, Massachusetts. Dr. Hershberg holds clinical and research faculty positions at the University of Washington School of Medicine and is a member of the board of directors of Adaptive Biotechnologies Corp., a clinical stage biotechnology company. He completed his undergraduate degree in molecular biology and M.D. at UCLA, and his Ph.D. in biology at the Salk Institute. We believe Dr. Hershberg is qualified to serve as a director of NanoString because of his extensive experience as a senior executive officer at multiple biotechnology companies.

Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

Gregory Norden has served as a member of the board of directors and as chairman of the audit committee since July 2012 and as a member of the compensation committee since April 2015. From 1989 to 2010, Mr. Norden held various senior positions with Wyeth/American Home Products, most recently as Wyeth’s Senior Vice President and Chief Financial Officer. Prior to this role, Mr. Norden was Executive Vice President and Chief Financial Officer of Wyeth Pharmaceuticals. Prior to his affiliation with Wyeth, Mr. Norden served as Audit Manager at Arthur Andersen & Company. Mr. Norden also serves on the boards of directors of Royalty Pharma, the industry leader in the acquisition of revenue-producing intellectual property, Univision, the leading media company serving Hispanic America, and Zoetis, the leading animal health company. Mr. Norden is a former director of Welch Allyn (acquired by Hill-Rom in 2015), Lumara Health (acquired by AMAG

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Pharmaceuticals in 2014), and Human Genome Sciences (acquired by GlaxoSmithKline in 2012). Mr. Norden received a M.S. in Accounting from Long Island University — C.W. Post and a B.S. in Management/Economics from the State University of New York — Plattsburgh. We believe that Mr. Norden’s qualifications to serve on the board of directors include his extensive financial and accounting expertise and experience at Wyeth and at Arthur Andersen & Company and his significant experience in the biopharmaceutical industry.

Charles P. Waite has served as a member of the board of directors since July 2004 and as a member of the audit committee, compensation committee and nominating and corporate governance committee since June 2009; he currently serves as chairman of the nominating and corporate governance committee. He has been a General Partner of OVP Venture Partners II and a Vice President of Northwest Venture Services Corp. since 1987, a General Partner of OVP Venture Partners III since 1994, a General Partner of OVP Venture Partners IV since 1997, a General Partner of OVP Venture Partners V since 2000, a General Partner of OVP Venture Partners VI since 2001, and a General Partner of OVP Venture Partners VII since 2007, all of which are venture capital firms. Prior to joining OVP, Mr. Waite was a General Partner at Hambrecht & Quist Venture Partners from 1984 to 1988, where he focused on investments in information technology and life sciences. He is a former director of Complete Genomics, a publicly-traded DNA sequencing platform developer (acquired by BGI-Shenzen in March 2013), and currently serves on the board of directors of eight private companies. Mr. Waite received an A.B. in history from Kenyon College and an M.B.A. from Harvard University. We believe that Mr. Waite’s significant operational and leadership experience as a venture capital investor who sits on a number of boards qualify him to serve as a director. Mr. Waite’s investment focus on life sciences companies also provides substantial expertise in our industry.

Director Independence

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the board of directors has determined that none of Messrs. Young, Waite and Norden and Drs. Galakatos and Hershberg, representing five of our six directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the rules of The NASDAQ Global Market. The board of directors also determined that Messrs. Norden (chairman), Waite and Young, who comprise our audit committee, Dr. Galakatos (chairman), Mr. Norden and Mr. Waite, who comprise our compensation committee, and Messrs. Waite (chairman), Young and Drs. Galakatos and Hershberg, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of The NASDAQ Global Market.

Leadership Structure

Mr. Young serves as the Chairman of the Board, and Mr. Gray serves as President and Chief Executive Officer of the Company. The roles of Chief Executive Officer and Chairman of the Board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or appoints a Chief Executive Officer, based on the relevant facts and circumstances applicable at such time. In June 2010, when Mr. Gray was first appointed President and Chief Executive Officer, the Board determined it was in the best interests of the Company to continue to maintain an independent Chairman to allow Mr. Gray to focus on his primary responsibility for the operational leadership and strategic direction of the Company.

Board Meetings and Committees

During the year ended December 31, 2015, the board of directors held seven meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member.

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Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Four of our six directors attended our 2015 annual meeting of stockholders.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

The current members of our audit committee are Messrs. Norden, Waite and Young. Mr. Norden is chairman of the audit committee. The composition of our audit committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the NASDAQ Stock Market listing standards. Our board of directors has determined that Mr. Norden is an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The NASDAQ Global Market.

Our audit committee oversees our corporate accounting and financial reporting process and assists the board of directors in monitoring our financial systems. Our audit committee will also:

•	approve the hiring, discharging and compensation of our independent auditors;

•	oversee the work of our independent auditors;

•	approve engagements of the independent auditors to render any audit or permissible non-audit services;

•	review the qualifications, independence and performance of the independent auditors;

•	review financial statements, critical accounting policies and estimates;

•	review the adequacy and effectiveness of our internal controls; and

•	review and discuss with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

The audit committee had nine meetings in 2015. The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market. A copy of the Audit Committee Charter is available on our website at http://investors.nanostring.com/governance.cfm.

Compensation Committee

The current members of our compensation committee are Dr. Galakatos and Messrs. Norden and Waite. Dr. Galakatos is the chairman of our compensation committee. The composition of our compensation committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Our compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee will also:

•	review and recommend policies relating to compensation and benefits of our officers and employees;

•	review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;

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•	evaluate the performance of our officers in light of established goals and objectives;

•	recommend compensation of our officers based on its evaluations; and

•	administer the issuance of stock options and other awards under our stock plans.

During 2015, our compensation committee met five times. The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market. A copy of the Compensation Committee Charter is available on our website at http://investors.nanostring.com/governance.cfm. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Drs. Galakatos and Hershberg and Messrs. Waite and Young. The chairman of the nominating and corporate governance committee is Mr. Waite. The composition of our nominating and corporate governance committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations.

Our nominating and corporate governance committee oversees and assists the board of directors in reviewing and recommending nominees for election as directors. The nominating and corporate governance committee will also:

•	evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;

•	assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors; and

•	review and make recommendations with regard to our corporate governance guidelines.

During 2015, our nominating and corporate governance committee met three times. The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://investors.nanostring.com/governance.cfm.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company’s business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance

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committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

The nominating and corporate governance committee has engaged Russell Reynolds Associates, Inc. to identify and assist in evaluating a director candidates, whose names are submitted to our nominating and corporate governance committee for further evaluation.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to NanoString Technologies, Inc., Attention: Corporate Secretary, 530 Fairview Avenue N, Seattle, WA 98109. Notice must be received by us no earlier than March 13, 2017, and no later than April 12, 2017. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: NanoString Technologies, Inc., Attention: Corporate Secretary, 530 Fairview Avenue N, Seattle, WA 98109. All such stockholder communications will be forwarded to the appropriate committee of the Board or non-management director.

Corporate Governance Principles and Code of Business Conduct and Code of Ethics

Our board of directors has adopted Corporate Governance Principles. These principles address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The board of directors also has adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and other senior financial officers. The full text of our Corporate Governance Principles, Code of Business Conduct and Code of Ethics is posted on the Corporate Governance portion of our website at http://investors.nanostring.com/governance.cfm. We will post amendments to our Code of Business Conduct or waivers of our Code of Business Conduct for directors and executive officers on the same website.

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Risk Management

The board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through discussions from committee members about such risks. The board of directors believes that its leadership structure is consistent with the administration of its risk oversight function.

Non-Employee Director Compensation

The following table provides information regarding compensation paid by us to our non-employee directors during 2015. Directors who are also our employees receive no additional compensation for their service as a director. During 2015 one director, Mr. Gray, our President and Chief Executive Officer, was an employee. Mr. Gray’s compensation is discussed under the caption “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

2015 Director Compensation Table

Name	Fees Earned or paid in Cash ($)	Option Awards ($)(1)	Total ($)
William D. Young(2)	80,854	56,080	136,934
Nicholas Galakatos, Ph.D.(3)	48,281	56,080	104,361
Robert M. Hershberg M.D., Ph.D.(4)	31,513	76,497	108,010
Gregory Norden(5)	50,132	56,080	106,212
Charles P. Waite(6)	51,289	56,080	107,369

(1)	Represents the aggregate grant date fair value of stock option awards granted in 2015. These amounts have been computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, using the Black-Scholes option pricing model without regard to estimated forfeitures. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K.
(2)	As of December 31, 2015, Mr. Young held options for the purchase of 98,321 shares of common stock.
(3)	As of December 31, 2015, Dr. Galakatos held options for the purchase of 21,922 shares of common stock.
(4)	Dr. Hershberg was appointed to the board of directors in March 2015. As of December 31, 2015, Dr. Hershberg held options for the purchase of 14,688 shares of common stock.
(5)	As of December 31, 2015, Mr. Norden held options for the purchase of 32,328 shares of common stock.
(6)	As of December 31, 2015, Mr. Waite held options for the purchase of 21,922 shares of common stock.

Director Compensation Program

Director Compensation Policy

The compensation committee retained Arnosti Consulting, Inc., a compensation advisory firm, to provide recommendations on director compensation following our initial public offering based on an analysis of market data compiled from certain public technology companies. Based on the recommendation of Arnosti Consulting,

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Inc., in June 2013, our board of directors approved a director compensation policy for our non-employee directors that became effective following our initial public offering. For purposes of the policy, the board of directors classified each director into one of the two following categories: (1) an “employee director,” is a director who is employed by us; and (2) a “non-employee director,” is a director who is not an employee director. Only non-employee directors will receive compensation under the director compensation policy. All directors will be reimbursed for expenses in their capacities as directors in accordance with our standard expense reimbursement policy. Non-employee directors will receive compensation in the form of equity and cash under the director compensation policy, as described below. Certain of our non-employee directors are employees, officers, directors, managers, managing members or general partners of a stockholder of our company or an entity that is an affiliate of such stockholder (excluding our company), and as a result of the internal policies of such stockholder or its affiliates, these directors may be required to hold or remit any compensation received for their service on our board of directors for the benefit of such stockholder or its affiliates.

Equity Compensation

Upon joining our board of directors, each non-employee director receives an option to purchase 0.08% of our outstanding shares on the date of grant. The exercise price of the initial grant is the fair market value, as determined in accordance with our 2013 Equity Incentive Plan, on the date of the grant. The shares underlying the initial grant vest as to 50% of the total shares subject to such award on the one year anniversary of the date the director commenced services, and the remaining 50% of the total shares vest in 12 equal monthly installments thereafter, in each case, subject to continued service as a director through each vesting date.

At the beginning of each fiscal year, each non-employee director is granted an option to purchase 0.04% of our outstanding shares on the date of grant. The exercise price of this annual grant is the fair market value, as determined in accordance with our 2013 Equity Incentive Plan, on the date of the grant. All of the shares underlying the annual grant vest on the one year anniversary of the date of grant, subject to continued service as a director through the vesting date.

In addition, on July 10, 2013 (the 10th trading day following our initial public offering on June 25, 2013) each non-employee director then serving on the board of directors received an option to purchase 0.06% of our outstanding shares on the date of grant. As an exception to the terms of our 2013 Equity Incentive Plan, the exercise price of this grant was the average closing price of our stock for the 10 trading day period following June 25, 2013. The shares underlying the post-offering grant vested as to 50% of the total shares subject to such award on June 25, 2014, and the remaining 50% of the total shares vest in 12 equal monthly installments thereafter, in each case, subject to continued service as a director through each vesting date.

Also, the chairman of the board of directors received, in addition to the grant discussed in the immediately preceding paragraph, an additional option to purchase 0.05% of our outstanding shares. This additional grant was granted at the same time as and had the same terms and conditions as the post-offering grant.

The vesting of each grant described above accelerates in full upon a “change in control” as defined in our 2013 Equity Incentive Plan.

Cash Compensation

For each fiscal year, each non-employee director receives an annual cash retainer of $35,000 for serving on the board of directors. In addition to the annual retainer, the chairperson of the board of directors is entitled to an additional cash retainer of $40,000 per year, and the chairpersons of the board’s audit committee, compensation committee and nominating and corporate governance committee are entitled to an additional cash retainer of $15,000, $12,000 and $10,000 per year, respectively. Non-chairperson members of the audit committee, compensation committee and nominating and corporate governance committee are entitled to an additional cash retainer of $7,500, $6,000 and $5,000 per year, respectively. Prior to our 2015 annual meeting of stockholders,

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chairpersons of the three standing committees were each entitled to a cash retainer of $10,000, and non-chairperson members of the committees did not receive additional compensation.

All cash payments are payable in four equal installments at the end of each calendar quarter during which such individual served as a director (such payments to be prorated for service during a portion of such quarter).

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PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2016. During the year ended December 31, 2015, PricewaterhouseCoopers served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of NanoString Technologies, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2016. Our audit committee is submitting the selection of PricewaterhouseCoopers to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of PricewaterhouseCoopers, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, for 2015 and 2014.

	Year Ended December 31,
Fee Category	2015	2014
Audit fees(1)	$785,730	$610,074
Audit-related fees	—	—
Tax fees	—	19,700
All other fees(2)	1,800	6,200

Total fees	$787,530	$635,974

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and our public offerings.
(2)	All other fees include any fees billed that are not audit, audit related, or tax fees. In 2015 and 2014, these fees related to accounting research software.

Auditor Independence

In 2015, there were no other professional services provided by PricewaterhouseCoopers that would have required the audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC,

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subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the audit committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee for ratification at its next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is currently comprised of three independent directors and operates under a written charter originally adopted by the Board of Directors in October 2012, which charter is reviewed on an annual basis and amended as necessary by the Board of Directors upon recommendation by the Audit Committee.

The members of the Audit Committee are currently Gregory Norden (chairman), Charles P. Waite and William D. Young. Each of the members of the Audit Committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act of 1934. The Board of Directors has also determined that Mr. Norden is an “audit committee financial expert” as described in applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The Audit Committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held nine meetings during 2015. The meetings were designed to provide information to the Audit Committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2015 with management and the independent registered public accounting firm. The Audit Committee also instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

The Audit Committee of the Board of Directors of NanoString Technologies, Inc.:

Gregory Norden (Chairman)

Charles P. Waite

William D. Young

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EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of May 18, 2016. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Executive Officers
R. Bradley Gray	39	Director, President and Chief Executive Officer
Joseph M. Beechem, Ph.D.	58	Senior Vice President, Research and Development
Wayne D. Burns	60	Senior Vice President, Operations and Administration
David W. Ghesquiere	49	Senior Vice President, Corporate and Business Development
James A. Johnson	59	Chief Financial Officer
Barney E. Saunders, Ph.D.	53	Senior Vice President, Sales & Marketing

There are no family relationships among any of the directors or executive officers.

Executive Officers

R. Bradley Gray. See “Board of Directors and Corporate Governance — Continuing Directors” for Mr. Gray’s biographical information.”

Joseph M. Beechem, Ph.D. has served as Senior Vice President of Research and Development since April 2012. Prior to joining our company, Dr. Beechem held various positions at Life Technologies, a publicly-traded biotechnology tools company, most recently as Vice President, Head of Advanced Sequencing and Head of Global Sequencing Chemistry, Biochemistry and Biophysics from January 2010 to April 2012. From December 2007 to December 2012, he served as Chief Technology Officer of Life Technologies. During his career at Life Technologies, he led the design and development of multiple genetic analysis technologies, the latest advanced SOLiD sequencing technology and the single molecule nano-DNA sequencing technology. Prior to joining Life Technologies, Dr. Beechem was Chief Scientific Officer at Invitrogen, a publicly-traded biotechnology company that acquired Applied Biosystems in November 2008 to form Life Technologies, from August 2003 to December 2007 and Director of Biosciences at Molecular Probes, a biotechnology company acquired by Invitrogen in 2003, from August 2000 to August 2003. Prior to his industry experience, Dr. Beechem led an NIH-funded research laboratory for 11 years as a tenured associate professor at Vanderbilt University. He has authored or co-authored more than 100 peer-reviewed papers in diverse fields such as biomathematics, physics, chemistry, physiology, spectroscopy, diagnostics and biology. Dr. Beechem is also named on nearly 30 U.S. patents or patent applications and has served on a number of editorial and scientific advisory boards. He received a B.S. in Chemistry and Biology from Northern Kentucky University and a Ph.D. in Biophysics from The Johns Hopkins University.

Wayne D. Burns has served as Senior Vice President, Operations and Administration since October 2012 and served as Chief Financial Officer from April 2007 to September 2012. During the period from March 2009 through June 2010, Mr. Burns served as Acting Chief Executive Officer as well as Chief Financial Officer. Prior to joining our company, Mr. Burns served as Chief Operating Officer and Chief Financial Officer at Action Engine, a developer of a mobile application platform, from 2001 to 2006. From 2000 to 2001, Mr. Burns was a founder and the Chief Executive Officer of SafariDog, a developer of a search engine optimization platform. Mr. Burns also served as Vice President Operations and Chief Financial Officer of NetPodium during 1999 prior to its acquisition by InterVU, where from 1999 to 2000 Mr. Burns served as Vice President of Business Development. During the period from 1990 to 1996, Mr. Burns served as Chief Financial Officer and Vice President of Finance for three venture-backed companies, all of which were acquired by public companies. Mr. Burns spent five years with PricewaterhouseCoopers in the United States and Italy. Mr. Burns received a B.A. in Business Administration with a concentration in Accounting from the University of Washington.

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David W. Ghesquiere has served as Senior Vice President, Corporate & Business Development since November 2013. Prior to joining our company, Mr. Ghesquiere was the founder and managing director of Adrenaline Venture & Advisory LLC, an international advisory firm, from August 2012 to November 2013. Prior to founding Adrenaline Venture & Advisory, Mr. Ghesquiere served as Senior Vice President, Corporate & Business Development at Dendreon Corporation, a biotechnology company, from 2011 to 2012. From 2005 to 2010, Mr. Ghesquiere held a variety of executive positions at OSI Pharmaceuticals, acquired by Astellas Pharma in 2010, including Senior Vice-President of Corporate & Business Development and Managing Director of OSI Investment Holdings GmbH and OSI Investment Management GmbH, OSI’s wholly owned, Switzerland-based subsidiaries, where he played a key role in establishing OSI’s venture capital arm. Earlier in his career, Mr. Ghesquiere served as Director of Global Business Development for Aventis Pharmaceuticals, which merged with Sanofi in 2004, and worked in product marketing at Johnson & Johnson. Mr. Ghesquiere received an M.B.A. from The University of Western Ontario’s Ivey School of Business and a B.A. in economics from The University of Western Ontario.

James A. Johnson has served as Chief Financial Officer since October 2012. Prior to joining our company, Mr. Johnson was Chief Financial Officer of Relypsa, Inc., a clinical-stage biopharmaceutical company, from May 2011 to September 2012. From September 2009 to October 2010, Mr. Johnson served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of ZymoGenetics, Inc., a biopharmaceutical company acquired by Bristol-Myers Squibb in October 2010. Mr. Johnson served as ZymoGenetics’ Executive Vice President, Chief Financial Officer and Treasurer from July 2007 to September 2009 and as ZymoGenetics’ Senior Vice President, Chief Financial Officer and Treasurer from February 2001 to July 2007. Mr. Johnson served as Chief Financial Officer, Treasurer and Secretary of Targeted Genetics Corporation, a biotechnology company, from 1994 to February 2001, as its Senior Vice President, Finance and Administration, from January 1999 to February 2001, and as its Vice President, Finance, from 1994 to January 1999. From 1990 to 1994, Mr. Johnson served as Vice President, Finance, and, from 1988 to 1990, as Director of Finance, at Immunex Corporation, a biopharmaceutical company. Mr. Johnson received a B.A. in Business Administration from the University of Washington.

Barney E. Saunders, Ph.D. has served as Senior Vice President of Sales & Marketing since March 2015, and previously served as our Senior Vice President & General Manager, Life Sciences, from September 2012 to March 2015 and served as our Chief Commercial Officer from September 2010 to September 2012. Prior to joining our company, Dr. Saunders served as Chief Commercial Officer of Microchip Biotechnologies (now IntegenX), a manufacturer of automation systems enabling microsample preparation and analysis for the life sciences, from September 2005 to June 2010. Prior to joining Microchip Biotechnologies, Dr. Saunders served as General Manager at Agilent Technologies, a publicly-traded measurement company providing core bio-analytical and electronic measurement solutions, from 2000 to 2004, where he led the team that launched the first commercially-available, complete genome arrays for human, rat and mouse and also entered the array CGH (comparative genomic hybridization) market. Dr. Saunders began his career with Amersham International, a pharmaceutical company specializing in Diagnostics and Life Sciences which was acquired by General Electric in 2004, where he held a variety of commercial positions, of increasing responsibility, in the United States and Europe from 1988 to 2000. Dr. Saunders received a B.Sc. Hons in Biological Sciences and Ph.D. in Rice Resistance Gene Expression from Birmingham University, England.

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EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers that report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, including the Chief Executive Officer, as well as each individual compensation component.

The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. Beginning in 2012, the compensation committee retained Arnosti Consulting, Inc., a compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Arnosti Consulting, Inc. now serves at the discretion of the compensation committee. The compensation committee engaged Arnosti Consulting, Inc. to assist in developing a group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
R. Bradley Gray President and Chief Executive Officer	2015	470,850	700,280	332,500	3,000	1,506,630
	2014	441,750	902,430	243,054	—	1,587,234
	2013	384,214	252,986	228,000	—	865,200

James A. Johnson Chief Financial Officer	2015	360,333	315,126	180,095	3,000	858,554
	2014	349,167	451,215	130,240	917	931,539
	2013	324,167	114,996	128,975	—	568,138

David W. Ghesquiere Senior Vice President, Corporate and Business Development	2015	325,000	506,676	167,063	3,000	1,001,739

(1)	The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2015, 2014 and 2013, respectively. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K.
(2)	The amounts in this column represent the amounts earned and payable each year under the bonus plan for such year, all of which were paid in the subsequent year.
(3)	The amounts in this column consist of matching contributions made by us pursuant to our 401(k) plan.

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Non-Equity Incentive Plan Compensation & Bonus

2015 Non-Equity Incentive Plan Payments

For 2015, the target incentive amounts and the aggregate annual payments earned by our named executive officers were the following:

Name Executive Officer	Target Award Opportunity	Actual Award
R. Bradley Gray	$332,500	$332,500
James A. Johnson	181,000	180,095
David W. Ghesquiere	165,000	167,063

Our 2015 incentive compensation plan provides our named executive officers with an annual incentive compensation payment, subject to our achievement of our corporate performance goals and individual achievement. For 2015, our corporate-level goals included continued revenue growth, expansion of our cancer focus and development of related products, enablement and initiation of additional cancer-focused diagnostic collaborations, further establishing Prosigna clinical utility, expanded installed base and increased reimbursement, expansion of addressable market through the development and introduction of new products, achievement of cash position goals and other financial targets and additional stretch targets. The Actual Award amounts are calculated by weighing corporate goal attainment and individual goal attainment for each named executive officer as follows: Mr. Gray, 100% corporate goal; Mr. Johnson, 75% corporate goal/25% individual goal and Mr. Ghesquiere, 75% corporate goal/25% individual goal. For 2015, we achieved corporate attainment of our goals at 100%. The following was our determination of individual goal attainment in 2015: Mr. Gray, not applicable; Mr. Johnson, 98%; and Mr. Ghesquiere, 105%. For 2016, the compensation committee has approved corporate-level goals, including continued revenue growth, enablement and initiation of additional diagnostic collaborations, penetrating expanded market opportunity through installed base growth, expanding the 3D Biology™ product suite with a focus on immuno-oncology, extending the Company’s leadership in molecular diagnostic development and commercialization, advancing development of new applications, achievement of cash position goals and other financial targets and additional stretch targets.

Executive Employment Arrangements

R. Bradley Gray

For 2016, Mr. Gray’s annual base salary is $545,000, and he is eligible for an annual incentive payment equal to 85% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement in May 2010 with Mr. Gray, our President and Chief Executive Officer. The employment agreement has no specific term and constitutes at-will employment.

In connection with Mr. Gray’s commencement of employment, we granted him sign-on stock options covering an aggregate of (1) 241,905 shares subject to time-based vesting and (2) 15,125 shares subject to performance-based vesting. The stock options were granted pursuant to our 2004 Stock Option Plan with an exercise price equal to the per share fair market value of our common stock on the date of grant. All of Mr. Gray’s time-based sign-on stock options have vested. Fifty percent of Mr. Gray’s performance-based sign-on stock options vested upon the FDA’s final approval of Prosigna in September 2013 and the remaining 50% are scheduled to vest upon the “tools” portion of our business achieving profitability, subject to Mr. Gray’s continuing service through such vesting date. The unvested shares are early-exercisable, subject to our right to repurchase upon termination of employment for any reason at a repurchase price per share equal to the original purchase price per share.

If Mr. Gray’s employment is terminated other than for “cause” (as defined in his employment agreement and summarized below), death or disability or he resigns for “good reason” (as defined in his employment

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agreement and summarized below), in each case, upon or within 12 months following such change in control, then 100% of the then-unvested portion of the sign-on stock options will vest. For further information regarding Mr. Gray’s option grants, see the section captioned “— Outstanding Equity Awards at Fiscal Year End.”

Also, if we terminate his employment other than for cause, death or disability or he resigns for good reason, then subject to his execution of a release of claims and his continued adherence to certain restrictive covenants, he will receive continuing base salary payments for a period of 12 months.

James A. Johnson

For 2016, Mr. Johnson’s annual base salary is $377,000, and he is eligible for an annual incentive payment equal to 50% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement in September 2012 with Mr. Johnson, our Chief Financial Officer. The employment agreement has no specific term and constitutes at-will employment.

In connection with Mr. Johnson’s commencement of employment, we granted him stock options, or sign-on stock options, covering an aggregate of 82,968 shares. The stock options were granted pursuant to our 2004 Stock Option Plan with an exercise price equal to the per share fair market value of our common stock on the date of grant. All of Mr. Johnson’s sign-on stock options were early-exercisable as to unvested shares, subject to our right to repurchase any unvested shares upon termination of employment for any reason at a repurchase price per share equal to the original purchase price per share. Twenty-five percent of Mr. Johnson’s sign-on stock options vested in September 2013, and the remaining 75% vest in equal monthly installments, until the option is fully vested in September 2016, the fourth anniversary of the vesting commencement date.

In addition and supplementing the vesting schedule described above, in the event that Mr. Johnson’s employment is terminated other than for “cause” (as defined in his employment agreement and summarized below), death or disability or Mr. Johnson resigns for “good reason” (as defined in his employment agreement and summarized below), in each case, upon or within 12 months following such change in control, then 100% of the then-unvested portion of the sign-on stock options will vest. For further information regarding Mr. Johnson’s option grants, see the section captioned “— Outstanding Equity Awards at Fiscal Year End.”

Also, if we terminate his employment other than for cause, death or disability or he resigns for good reason, then subject to his execution of a release of claims and his continued adherence to certain restrictive covenants, he will receive continuing base salary payments for a period of six months.

David W. Ghesquiere

For 2016, Mr. Ghesquiere’s annual base salary is $360,000, and he is eligible for an annual incentive payment equal to 50% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement in November 2013 with Mr. Ghesquiere, our Senior Vice President of Corporate and Business Development. The employment agreement has no specific term and constitutes at-will employment.

In connection with Mr. Ghesquiere’s commencement of employment, we granted him stock options, or sign-on stock options, covering an aggregate of 93,000 shares. The stock options were granted pursuant to our 2013 Equity Incentive Plan with an exercise price equal to the per share fair market value of our common stock on the date of grant. Twenty-five percent of Mr. Ghesquiere’s sign-on stock options vested in December 2014, and the remaining 75% vest in equal monthly installments, until the option is fully vested in December 2017, the fourth anniversary of the vesting commencement date.

In addition and supplementing the vesting schedule described above, in the event that Mr. Ghesquiere’s employment is terminated other than for “cause” (as defined in his employment agreement and summarized below), death or disability or Mr. Ghesquiere resigns for “good reason” (as defined in his employment agreement

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and summarized below), in each case, upon or within 12 months following such change in control, then 100% of the then-unvested portion of the sign-on stock options will vest. For further information regarding Mr. Ghesquiere’s option grants, see the section of captioned “— Outstanding Equity Awards at Fiscal Year End.”

Also, if we terminate his employment other than for cause, death or disability or he resigns for good reason, then subject to his execution of a release of claims and his continued adherence to certain restrictive covenants, he will receive continuing base salary payments for a period of six months.

Definition of Terms

For purposes of the 2004 Stock Option Plan, “change in control” means generally a:

•	sale of all or substantially all of our assets;

•	our merger, consolidation or other business combination transaction with or into another corporation, entity or person, other than certain transactions in which a majority of the voting power of our stock continues to hold a majority of the voting power of our stock; or

•	the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of our capital stock.

For purposes of the 2013 Equity Incentive Plan, “change in control” means generally means:

•	the date that any one person, or more than one person acting as a group, acquires ownership of our capital stock that, together with the stock held by such person or such group, constitutes more than 50% of the total voting power of our capital stock;

•	the date that a majority of members of the board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to such date; or

•	the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or group) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions.

For purposes of each of the named executive officers’ employment agreements, “cause” means generally:

•	a violation of one of our material written policies that continues uncured for 30 days;

•	an act of dishonesty in connection with an executive’s responsibilities as our employee;

•	such executive’s conviction of, or plea of nolo contendere to, a felony;

•	such executive’s gross misconduct;

•	such executive’s failure or refusal to follow the lawful and proper directives of the board of directors which are within his duties; or

•	such executive’s material breach of his proprietary information agreement or the non-disparagement provision of his employment agreement.

For purposes of the named executive officers’ employment agreements, “good reason” means generally any of the following without such executive’s written consent:

•	a material and permanent diminution in such executive’s duties, authority or responsibilities;

•	a reduction in base salary then in effect by more than 5% (or, for Mr. Gray, more than 10%);

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•	our material breach of such executive’s employment agreement; or

•	a refusal by such executive to relocate to a facility or location more than 40 miles (or, for Mr. Gray, more than 50 miles) from our current location.

To qualify as a resignation for good reason, an executive must provide notice to us within 90 days of the initial existence of the condition or event described above and allow us to cure the condition or event within 30 days following our receipt of the notice.

For purposes of Mr. Johnson’s and Mr. Ghesquiere’s sign-on stock option agreement, “cause” means generally:

•	an executive’s failure to substantially perform his duties or responsibilities (other than a failure resulting from his disability) after receiving notice of failure and 10 days to cure;

•	an executive’s commission of any act of fraud, embezzlement, dishonesty or misrepresentation;

•	an executive’s violation of any federal or state law or regulation applicable to our business;

•	an executive’s breach of any confidentiality or invention assignment agreement with us; or

•	an executive being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against us, or the misappropriation of our material property.

The cause determination is made by the board of directors in good faith.

For purposes of Mr. Johnson’s and Mr. Ghesquiere’s sign-on stock option agreement, “good reason” means generally:

•	the material diminution of an executive’s duties; provided that diminution following a change in control solely by virtue of duties occurring at a subsidiary or division level rather than at the parent will not be deemed good reason;

•	a material reduction in base salary;

•	a material change in geographic location of where an executive must perform services; or

•	our material breach of the option agreement.

To qualify as a resignation for good reason, the executive must provide notice to us within 90 days of the initial existence of the condition or event described above and allow us to cure the condition or event within 30 days following our receipt of notice.

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Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers at the end of 2015.

	Option Awards							Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Option (#)				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)
		Exercisable		Unexercisable
R. Bradley Gray	6/25/2010	130,299	(1)(2)	—		2.24	6/29/2020	—		—
	6/25/2010	33,481	(2)	—		2.24	6/29/2020	—		—
	6/25/2010	8,370	(1)(2)	—		2.24	6/29/2020	—		—
	6/25/2010	15,125	(1)(3)	—		2.24	6/29/2020	—		—
	3/01/2012	35,046	(1)(5)	—		1.92	2/28/2022	—		—
	3/01/2012	100,541	(1)(5)	—		1.92	2/28/2022	—		—
	1/10/2013	68,749	(1)(6)	—		6.72	1/09/2023	—		—
	1/31/2014	43,136	(6)	46,864	(6)	18.18	1/30/2024	—		—
	2/09/2015	20,840	(6)	79,160	(6)	12.77	2/08/2025	—		—

James A. Johnson	10/01/2012	82,968	(1)(4)	—		5.12	10/15/2022	—		—
	1/10/2013	31,249	(1)(6)	—		6.72	1/09/2023	—		—
	1/31/2014	21,574	(6)	23,426	(6)	18.18	1/30/2024	—		—
	2/09/2015	9,380	(6)	35,620	(6)	12.77	2/08/2025	—		—
David W. Ghesquiere	12/05/2013	46,506	(2)	46,494	(2)	12.50	12/4/2023	—		—
	1/31/2014	1,932	(6)	2,068	(6)	18.18	1/30/2024	—		—
	2/09/2015	9,380	(6)	35,620	(6)	12.77	2/08/2025	—		—
	3/01/2015	—		—		—	—	15,000	(7)	220,650	(8)

(1)	The options listed are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying the option. Vesting of all options is subject to continued service on the applicable vesting date.
(2)	Options vest over four years as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal monthly installments over the following years. Notwithstanding the foregoing, if the named executive officer’s employment is terminated other than for cause, death or disability or such named executive officer resigns for good reason, in each case, during the period on, and 12 months after, a change in control, then 100% of the then-unvested shares vest.
(3)	The option vested as to 50% upon the FDA’s final approval of Prosigna in September 2013 and the remaining 50% will vest upon the “tools” portion of our business becoming profitable.
(4)	Options vest over four years as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal monthly installments over the following years. Notwithstanding the foregoing, if the named executive officer is terminated without cause or resigns for good reason, in each case following a change in control, then 100% of the then-unvested shares vest.
(5)	Options vest over four years as follows: 15% of the shares vest on the vesting commencement date, with the remaining 85% vesting in equal monthly installments over the following four years. Notwithstanding the foregoing, if the named executive officer is terminated without cause or resigns for good reason, in each case, following a change in control, then 100% of the then-unvested shares vest.
(6)	Options vest in equal monthly installments from the vesting commencement date over four years. Notwithstanding the foregoing, if the named executive officer is terminated without cause or resigns for good reason, in each case, following a change in control, then 100% of the then-unvested shares vest.
(7)	One third of the restricted stock units vest on the first market trading day following the first anniversary of vesting commencement date and one third of the restricted stock units vest annually on the first market trading day after each of the second and third anniversaries of the vesting commencement date.
(8)	The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on The NASDAQ Global Market on December 31, 2015, which was $14.71 per share.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. In 2015 and 2014, we contributed $0.6 million and $0.4 million into the 401(k) plan as matching contributions. In 2013 we made no matching contributions into the 401(k) plan. Pre-tax contributions are

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allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Compensation Committee Interlocks and Insider Participation

During 2015, the members of our compensation committee included Dr. Galakatos, and Messrs. Norden and Waite. None of the members of our compensation committee is or has been an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee. We are a party to certain transactions with significant stockholders affiliated with Dr. Galakatos and Mr. Waite as described in the section captioned “Related Person Transactions” included in this proxy statement.

Insider Trading Policy

In connection with our IPO, we established an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

Compensation Committee Report

The compensation committee has reviewed and discussed the section captioned “Executive Compensation,” included in this proxy statement, with management and, based on such review and discussion, the compensation committee has recommended to our board of directors that this “Executive Compensation” section be included in the proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Dr. Nicholas Galakatos (Chairman)

Gregory Norden

Charles P. Waite

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at May 18, 2016 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 19,817,438 shares outstanding as of May 18, 2016.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after May 18, 2016. Certain of the options granted to our named executive officers may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o NanoString Technologies, Inc., 530 Fairview Avenue, N., Seattle, Washington 98109.

Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Entities affiliated with Clarus Funds(1)	4,143,770	20.9
Entities affiliated with OVP Funds(2)	1,162,806	5.9
Entities affiliated with Redmile Group(3)	1,863,035	9.4
Cadian Capital Management, LP(4)	1,380,610	7.0
Entities affiliated with Morgan Stanley(5)	1,560,262	7.9
Directors and Named Executive Officers:
R. Bradley Gray(6)	584,633	3.0
Joseph M. Beechem, Ph.D.(7)	152,953	*
Wayne Burns(8)	116,649	*
David W. Ghesquiere(9)	87,249	*
James A. Johnson(10)	163,908	*
Barney Saunders, Ph.D.(11)	50,947	*
William D. Young(12)	98,321	*
Nicholas Galakatos, Ph.D.(1)	4,143,770	20.9
Gregory Norden(13)	32,111	*
Charles P. Waite(14)	1,164,513	5.9
Robert Hershberg(15)	9,792	*
All directors and executive officers as a group (11 persons)(16)	6,604,846	33.3

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(*)	Less than one percent.
(1)	Includes 3,959,440 shares held and 162,408 shares that may be acquired pursuant to the exercise of warrants held of record by Clarus Lifesciences II, L.P. (“Clarus”) and options to purchase 21,922 shares that are exercisable within 60 days of May 18, 2016, all of which are vested as of such date, issued to Nicholas Galakatos, a member of the board of directors. In accordance with the internal policies of Clarus Ventures, the options received by Dr. Galakatos must be held for the benefit of Clarus Ventures and its affiliates. Clarus Ventures II GP, L.P. (the “GPLP”), as the sole general partner of Clarus, may be deemed to beneficially own certain of the shares held of record by Clarus. The GPLP disclaims beneficial ownership of all shares held of record by Clarus in which the GPLP does not have an actual pecuniary interest. Clarus Ventures II, LLC (the “GPLLC”), as the sole general partner of the GPLP, may be deemed to beneficially own certain of the shares held of record by Clarus. The GPLLC disclaims beneficial ownership of all shares held of record by Clarus in which it does not have an actual pecuniary interest. Each of Dr. Galakatos and Messrs. Henner, Liptak, Simon, Steinmetz and Wheeler, as individual Managing Directors of the GPLLC, may be deemed to beneficially own certain of the shares held of record by Clarus. Each of Dr. Galakatos and Messrs. Henner, Liptak, Simon, Steinmetz and Wheeler disclaims beneficial ownership of all shares held of record by Clarus in which he does not have an actual pecuniary interest. The address of Clarus Lifesciences is 101 Main Street, Suite 1210, Cambridge, Massachusetts 02142.
(2)	Includes (a) 738,775 shares held by OVP Venture Partners VI, L.P. (“OVP VI”), (b) 297,221 shares held and 103,404 shares that may be acquired pursuant to the exercise of warrants held of record by OVP Venture Partners VII, L.P. (“OVP VII”), (c) 1,484 shares held by OVP VII Entrepreneurs Fund, L.P. (“OVP VII Entrepreneurs Fund”) and (d) options to purchase 21,922 shares that are exercisable within 60 days of May 18, 2016, all of which are vested as of such date, issued to Charles P. Waite, a member of the board of directors. In accordance with the internal policies of OVP Venture Partners, the options received by Mr. Waite must be held for the benefit of OVP Venture Partners and its affiliates. Mr. Waite is a managing member of OVMC VI, LLC, the general partner of OVP VI, and a managing member of OVMC VII, LLC, the general partner of OVP VII and OVP VII Entrepreneurs Fund. Mr. Waite, together with the other managing members of OVMC VI, LLC and OVMC VII, LLC are deemed to have shared voting and dispositive power over the shares held by OVP VI, OVP VII and OVP VII Entrepreneurs Fund. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. The address of each of the entities affiliated with OVP Venture Partners is 1616 Eastlake Ave E #208, Seattle, WA 98102.
(3)	The number of shares owned set forth above is based solely on the most recently available Form 13F filed by Redmile Group, LLC (“Redmile”) with the SEC on May 16, 2016, reflecting shares owned as of March 31, 2016. According to the most recently available Schedule 13G filed with the SEC by Redmile on February 16, 2016, the shares set forth above consist of shares held by certain investment limited partnerships, pooled investment vehicles, etc. for which Redmile serves as the general partner and/or investment manager. Redmile, as the general partner and/or investment manager, and Jeremy Green, as the majority managing member and owner of Redmile, may be deemed to beneficially own such shares insofar as they may be deemed to have the power to direct the voting or disposition of the shares. Each of Redmile and Jeremy Green disclaims beneficial ownership of such shares, except to the extent of his or its pecuniary interests therein. The address of Redmile is One Letterman Drive, Building D, Suite D3-300, San Francisco, CA 94111.
(4)	The number of shares owed set forth above is based solely on the most recently available Form 13F filed by Cadian Capital Management, LP (“Cadian”) with the SEC on May 13, 2016, reflecting shares owned as of March 31, 2016. According to the most recently available Schedule 13G filed with the SEC by Cadian on February 12, 2016, all such securities are directly owned by advisory clients of Cadian. None of the advisory clients individually owns more than 5% of the common stock of NanoString Technologies, Inc. Eric Bannasch may be deemed to beneficially own the shares held of record by Cadian. The address of each of the foregoing persons and entities is 535 Madison Avenue, 36th Floor, New York, NY 10022.
(5)	The number of shares owned set forth above is based solely on the most recently available Form 13F filed by Morgan Stanley with the SEC on May 12, 2016, reflecting shares owned as of March 31, 2016.

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According to the most recently available Schedule 13G filed with the SEC by Morgan Stanley on February 5, 2016, the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Capital Services LLC, a wholly-owned subsidiary of Morgan Stanley. The address of each of the foregoing entities is 1585 Broadway, New York, NY 10036.
(6)	Includes 96,706 shares held and options to purchase 487,927 shares that are exercisable within 60 days of May 18, 2016, of which 479,333 shares are vested as of such date.
(7)	Includes 5,275 shares held and options to purchase 147,678 shares that are exercisable within 60 days of May 18, 2016, of which 144,553 shares are vested as of such date.
(8)	Includes 62,123 shares held and options to purchase 54,526 shares that are exercisable within 60 days of May 18, 2016, of which 53,276 shares are vested as of such date.
(9)	Includes 6,200 shares held and options to purchase 81,049 shares that are exercisable within 60 days of May 18, 2016, all of which are vested as of such date.
(10)	Includes 4,469 shares held and options to purchase 159,439 shares that are exercisable within 60 days of May 18, 2016, of which 150,346 shares are vested as of such date.
(11)	Includes 5,020 shares held and options to purchase 45,927 shares of that are exercisable within 60 days of May 18, 2016, of which 45,302 shares are vested as of such date.
(12)	Consists of options to purchase 98,321 shares that are exercisable within 60 days of May 18, 2016, all of which are vested as of such date.
(13)	Consists of options to purchase 32,111 shares that are exercisable within 60 days of May 18, 2016, all of which are vested as of such date.
(14)	Includes the shares, warrants and options referenced in footnote (2) above and 1,707 shares directly held.
(15)	Consists of options to purchase 9,792 shares that are exercisable within 60 days of May 18, 2016, all of which are vested as of such date.
(16)	Includes 5,178,420 shares held, 265,812 shares that may be acquired pursuant to the exercise of warrants held of record and options to purchase 1,160,614 shares that are exercisable within 60 days of May 18, 2016, of which 1,137,927 shares are vested as of such date.

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RELATED PERSON TRANSACTIONS

Related Party Transaction Policy

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest, other than transactions available to all of our United States employees.

Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to: (1) transaction with another company at which a related party’s only relationship is as an employee (excluding as an executive officer or a director) or beneficial owner of less than 5% of that company’s shares; (2) transaction where the related party’s interest arises solely from the ownership of our equity securities and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends); (3) transactions available to all employees generally; (4) transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $20,000; and (5) transactions in which the related party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company.

No member of the audit committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to: (1) the benefits and perceived benefits, or lack thereof, to our company; (2) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (3) the materiality and character of the related party’s direct and indirect interest; (4) the actual or apparent conflict of interest of the related party; (5) the availability of other sources for comparable products or services; (6) the opportunity costs of alternative transactions; (7) the terms of the transaction; (8) the commercial reasonableness of the terms of the proposed transaction; and (9) terms available to unrelated third parties or to employees under the same or similar circumstances. In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of our company and stockholders, as the audit committee determines in good faith.

In addition to the arrangements described below, we have also entered into the arrangements which are described where required in the section captioned “Executive Compensation — Executive Employment Arrangements”.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain holders of our common stock and warrants to purchase our common stock, including entities affiliated with Clarus Ventures and entities affiliated with OVP Venture Partners. As of May 18, 2016, the holders of approximately 4.5 million shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended.

The investors’ rights agreement was consummated prior to our adoption of the formal, written policy described above, and therefore, such policies and procedures were not followed with respect to the investors’ rights agreement. However, we believe that the terms of the investors’ rights agreement were comparable to terms available in an arm’s-length transaction.

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Indebtedness of Directors and Officers

None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us.

Other Transactions

We have entered into separate indemnification agreements with each of our directors and certain of our officers.

We have granted stock options to our named executive officers, other executive officers and certain of our directors.

Certain of our executive officers are participants in our 2013 Employee Stock Purchase Plan.

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OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NASDAQ. Such directors, executive officers, and ten percent stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2015, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

2015 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2015 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at www.nanostring.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Douglas S. Farrell, Investor Relations, NanoString Technologies, Inc., 530 Fairview Avenue N, Seattle, WA 98109.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Seattle, Washington

May 27, 2016

NANOSTRING TECHNOLOGIES, INC. 530 FAIRVIEW AVENUE NORTH SEATTLE, WA 98109

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E11626-P80448                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NANOSTRING TECHNOLOGIES, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Nicholas Galakatos, PhD
	02)	William D. Young

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending	☐	☐	☐
December 31, 2016.
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

E11627-P80448

NANOSTRING TECHNOLOGIES, INC. Annual Meeting of Stockholders July 15, 2016 1:30 PM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mr. R. Bradley Gray and Mr. James A. Johnson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NANOSTRING TECHNOLOGIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 PM, PDT on July 15, 2016, at the Willows Lodge, 14580 NE 145th St., Woodinville, WA 98072, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side